                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT (hereinafter referred to as the "Agreement") executed as of the 19th day of November, 1996, by and between CLAYTON WILLIAMS PARTNERSHIP, LTD., a Texas limited partnership (hereinafter referred to as the "Borrower") and BANK ONE, TEXAS, N.A., a national banking association (hereinafter sometimes referred to as "Bank").

                              W I T N E S S E T H:

     WHEREAS, Borrower has requested that the Bank provide Borrower with a revolving facility and the Bank is willing to make such facility available to Borrower m an amount of up to $2,750,000.00.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1. DEFINITIONS. When used herein the terms "Agreement," "Borrower" and "Bank" shall have the meanings indicated above. when used herein the following terms shall have the following meanings:

          (a)  ADVANCE OR ADVANCES - A loan or loans hereunder.

          (b) AFFILIATE - Any Person, estate, trust, firm or other entity directly or indirectly controlled by, controlling or under common control with the relevant Person.

          (c) BASE RATE - The fluctuating rate of interest per annum established from time to time by Bank as its Base Rate (which rate of interest may not be the lowest, best or most favorable rate of interest which Bank may charge on loans to its customers). Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Base Rate.

          (d) BORROWING BASE - As of any date, an amount equal to fifty percent (50%) of the aggregate Collateral Value; provided, however, that in no event shall the Borrowing Base ever exceed the Revolving Loan Commitment.

          (e)  BORROWING DATE - The date elected by the Borrower pursuant to
     Section 2(a) hereof for an Advance on the Revolving Loan.

          (f) BUSINESS DAY - The normal banking hours during any day (other than Saturdays or Sundays) that banks are legally open for business in Dallas, Texas.

          (g)  CWEI - Clayton Williams Energy, Inc.

          (h) CWEI COMMON STOCK - The common stock, $.10 par value, of Clayton Williams Energy, Inc.

          (i) CHANGE OF CONTROL - A change of control shall occur if any of Borrower's partnership interests are ever owned by any Person or entity other than the General Partner, the Williams Childrens Partnership, Ltd., Clayton W. Williams, Jr. or any Affiliate of one or more of the foregoing.

          (j) COLLATERAL - All property of any kind which is subject to a Lien in favor of the Bank under the terms of any Security Instrument as described in Section 5 hereof.

          (k) COLLATERAL VALUE - As of any date, the sum of (i) the aggregate market value of the Collateral, as determined by Bank on the basis of the most recent closing price for CWEI Common Stock and/or other stock pledged as Collateral as quoted on the principal securities exchange or other recognized public market on which such shares are then traded, as appearing in any regularly published reporting or quotation service, and (ii) to the extent oil and gas properties are ever mortgaged to secure the Borrower's obligation hereunder, the value assigned by the Bank, in its sole discretion, to such oil and gas properties for collateral purposes.

          (l)  EFFECTIVE DATE - The date of this Agreement.

          (m) ENVIRONMENTAL LAWS - The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. Section 9601, ET SEQ., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A. Section 6901, ET SEQ., the Clean Air Act, 42 U.S.C.A. Section 1251, ET SEQ., the Toxic Substances Control Act, 15 U.S.C.A. Section 2601, ET SEQ., The Oil Pollution Act of 1990, 33 U.S.G. Section 2701, ET SEQ., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, order and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or "hazardous substances" as defined by 42 U.S.C. Section 9601, ET SEQ., as amended, as each of the foregoing may be amended from time to time.

          (n) ENVIRONMENTAL LIABILITY - Any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien (as hereinafter defined).

          (o) ENVIRONMENTAL LIEN - A Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

          (p) FINANCIAL STATEMENTS - Balance sheets, income statements, statements of cash flow, and, on an annual basis, appropriate footnotes and schedules, prepared in accordance with the income tax basis of accounting.

          (q)  GENERAL PARTNER - CWPLCO, Inc., a Delaware corporation.

          (r) GUARANTEED PAYMENTS - The term Guaranteed Payments is used herein as defined in the Partnership Agreement.

          (s)  GUARANTIES - The unconditional guaranties of the Guarantors.

          (t) GUARANTORS - Clayton W. Williams, Jr., CWPLCO, Inc. and Clajon Holding Corporation.

          (u) LIEN - Any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.

          (v) LOAN DOCUMENTS - This Agreement, the Note, the Security Instruments, the Guaranties and all other documents executed in connection with the transaction described in this Agreement.

          (w) MATERIAL ADVERSE EFFECT - Material Adverse Effect shall mean any material adverse effect or the occurrence of any circumstance or event which (i) could have a material adverse effect on the assets, properties, liabilities, financial condition, business, operations, affairs or circumstances of Borrower or any Guarantor from the facts represented or warranted in this Agreement or in any Security Instrument or (ii) could materially impair the ability of the Borrower or any Guarantor to carry out their respective businesses as conducted as of the date of this Agreement or as proposed at the date of this Agreement to be conducted or to meet their respective obligations under the Note, this Agreement or the other Loan Documents on a timely basis, or (iii) is material and adverse to the financial condition or business operations of Borrower or any Guarantor, or
     (iv) could have a material adverse effect on the validity, enforceability, perfection or priority of any of the Loan Documents, or (v) may result in or cause a default or Event of Default..

          (x)  MATURITY DATE - November 19, 1997.

          (y) MAXIMUM RATE - At any particular time in question, the maximum rate of interest which under applicable law may then be charged on the Note. If such maximum rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as the effective date of each change in such maximum rate.

          (z) NOTE - The $2,750,000 note described in Section 3 hereof, together with all renewals and extensions thereof or any part thereof.

          (aa) PARTNERSHIP AGREEMENT - The Amended and Restated Agreement of Limited Partnership of Borrower dated March 1, 1995.

          (bb) PERMITTED LIENS - The term Permitted Lien shall mean (i) royalties, overriding royalties, reversionary interests, production payments and similar burdens granted by Borrower or Guarantors with respect to their respective oil and gas properties if the net cumulative effect of such burdens does not operate to deprive Borrower or Guarantors of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests); (ii) statutory liens, including liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings) (iii) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Borrower's or Guarantors' assets or properties; (iv) materialmen's, mechanic's, repairman's, employee's, contractor's, sub-contractor's, operator's and other Liens incidental to the construction, maintenance, development or operation of Borrower's or Guarantors' assets or properties to the extent not delinquent (or which, if delinquent, are being contested in good faith by appropriate proceedings) (v) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Borrower's or Guarantors' assets and properties which were in existence at the time Borrower's or Guarantors' assets and properties were originally acquired by Borrower or Guarantors and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of Borrower's or Guarantors' assets and properties, considered in the aggregate; (vi) liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (vii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith; (viii) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Borrower's or Guarantors' assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (ix) landlords liens; (x) liens created by or pursuant to this Agreement or the Security Instruments; (xi) liens existing at the date of this Agreement which have been disclosed to Bank in Borrower's Financial Statements or identified on Schedule "1" hereto; and
     (xii) and any and all renewals and extensions (but not increases) of all or any of the foregoing. Provided, however, that the definition of the term "Permitted Liens" does not include liens of any kind or character which are prior by perfection to the liens on the Collateral held by the Bank, or which may, by operation of law, become prior to such liens held by the Bank.

          (cc) PERSON - An individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          (dd) REVOLVING LOAN - Loan or loans made under the Revolving Loan Commitment pursuant to Section 2 hereof.

          (ee) REVOLVING LOAN COMMITMENT - The commitment contained in Section 2 of this Agreement.

          (ff) SECURITY INSTRUMENTS - The term Security Instruments is used collectively herein to mean this Agreement, the Guaranties, a Pledge Agreement and other collateral documents covering certain of Borrower's stock in CWEI, all such documents to be in form and substance reasonably satisfactory to Bank.

          (gg) TOTAL OUTSTANDING - The total principal amount outstanding on the Note as of any date of computation.

     2.   COMMITMENT OF THE BANK.

          (a) TERMS OF REVOLVING LOAN COMMITMENT. On the terms and conditions hereinafter set forth, the Bank agrees to make Advances to the Borrower from time to time during the period beginning on the Effective Date and ending on the Maturity Date in such amounts as Borrower may request up to an amount not to exceed, in the aggregate principal amount outstanding at any time, the lesser of (i) the Borrowing Base or (ii) $2,750,000. Within the limit of this Section 2, the Borrower may borrow, repay without premium or penalty, and reborrow. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Event of Default (as hereinafter defined) has occurred and is continuing or if any event or condition has occurred that may, with notice, be an Event of Default. Each Advance under the revolving line of credit shall be an aggregate amount of at least $100,000. Provided, however, that in no event shall the Bank ever be obligated to advance any amount in excess of the Borrowing Base.

          (b) PROCEDURE FOR BORROWING. Whenever Borrower desires an Advance hereunder, it shall give Bank telegraphic, facsimile, telex or telephonic notice ("Notice of Borrowing") of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit "A" attached hereto and shall be received by Bank not later than 11:00 a.m. Dallas, Texas time, on the Borrowing Date. Each Notice of Borrowing shall specify the Borrowing Date and the principal amount to be borrowed. Notice received by Bank after 1:00 p.m. Dallas, Texas time shall be considered to have been received on the next Business Day.

          (c) VOLUNTARY REDUCTION OF REVOLVING LOAN COMMITMENT. Borrower may at any time, or from time to time, upon not less than three (3)Business Days prior written notice to Bank, reduce or terminate the Revolving Loan Commitment; provided, however, that (i) each reduction in the Revolving Loan Commitment must be in a minimum amount of at least $100,000, or the unpaid balance of the Note, whichever is less, and (ii) each reduction must be accompanied by a prepayment of the Note in the amount by which the principal balance of the Note exceeds the Revolving Loan Commitment as reduced pursuant to this Section 2.

     3. NOTE EVIDENCING LOANS. The loans described above in Section 2 shall be evidenced by a promissory note of Borrower as follows:

          (a) FORM OF NOTE - The Revolving Loan shall be evidenced by a Note in the face amount of $2,750,000, and shall be in the form of Exhibit "B" hereto with appropriate insertion. Notwithstanding the principal amount of the Note, as stated on the face thereof, the actual principal amount due from Borrower to Bank on account of the Note, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Bank in collected funds with respect thereto. Although the Note shall be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Note may be higher, the Note shall be enforceable, with respect to Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans.

          (b) INTEREST RATE - The unpaid principal balance of the Note shall bear interest from time to time as set forth in Section 4 hereof.

          (c) PAYMENT OF INTEREST - Interest on the Note shall be payable quarterly on the first day of each calendar quarter, beginning January 1, 1997 and the Maturity Date.

          (d) PAYMENT OF PRINCIPAL - Principal of the Note shall be due on the Maturity Date, unless earlier due in whole or in part pursuant to the mandatory prepayment requirements of Section 8(b) hereof.

     4.   INTEREST RATES.

          (a) BASIC RATE. The unpaid principal balance of the Note shall bear interest (calculated on the basis of actual days in a year consisting of 365 or, if appropriate, 366 days) at a fluctuating rate per annum from day to day equal to the lesser of (i) the Maximum Rate, or (ii) the Base Rate plus one-half of one percent (1/2%).

          (b) DEFAULT RATE. After maturity (whether by acceleration or otherwise), the principal balance of the Note shall bear interest to the extent permitted by law at a rate per annum equal to the Maximum Rate.

          (c) RECAPTURE RATE. Notwithstanding the foregoing, if at any time the rate specified in Section 4(a) (ii) exceeds the Maximum Rate, and, therefore, the rate of interest on the Note is limited to the Maximum Rate, then any subsequent reductions in the Base Rate shall not reduce the rate of interest on the Note below the Maximum Rate until the total amount of interest accrued on the Note equals the amount of interest which would have accrued thereon if the rate specified in Section 4(a) (ii) had at all times been in effect.

     5. COLLATERAL SECURITY. To secure the performance by Borrower of its obligations hereunder, and under the Note and Security Instruments, whether now or hereafter incurred, matured or unmatured, direct or contingent, joint or several, or joint and several, including extensions, modifications, renewals and increases thereof, and substitutions therefore, Borrower shall contemporaneously with or prior to the execution of this Agreement and the Note, grant and assign to the Bank a first and prior security interest and Lien on 600,000 shares of the CWEI Common Stock and proceeds of the foregoing. All collateral in which Borrower has herewith granted or hereafter grants to the Bank a first and prior Lien (to the satisfaction of the Bank) in accordance with this Section 5, as such properties and interests are from time to time constituted, are hereinafter collectively called the "Collateral."

     The granting and assigning of such security interests and Liens by Borrower shall be pursuant to Security Instruments in form and substance reasonably satisfactory to the Bank. Concurrently with the delivery of each of the Security Instruments, Borrower shall deliver certificates representing 600,000 shares of CWEI Common Stock to Bank. Borrower will cause to be executed and delivered to the Bank, in the future, additional Security Instruments if the Bank reasonably deems such are necessary to insure perfection or maintenance of Bank's security interests and Liens in the Collateral or any part thereof.


     6.   FEES.

          (a) ORIGINATION FEE. In consideration of the Revolving Loan Commitment, Borrower shall pay to Bank a Origination Fee (hereinafter referred to as the "Origination Fee") equal to $20,625 which is payable on the date of the execution of this Agreement.

          (b) UNUSED PORTION FEE. In addition to the Origination Fee, Borrower shall pay to Bank an Unused Portion Fee (hereinafter referred to as the "Unused Portion Fee") equivalent to one-half of one percent ( 1/2%) per annum on the daily average of the unadvanced amount of the Revolving Loan Commitment. The Unused Portion Fee shall be payable in arrears on the first day of each calendar quarter beginning January 1, 1997, with the final fee payment due on the Maturity Date for any period then ending for which the Unused Portion Fee shall not have been theretofore paid. In the event the Revolving Loan Commitment terminates on any date prior to the end of any such quarterly period, Borrower shall pay to Bank, on the date of such termination, the pro rata portion of the Unused Portion Fee due for the period in which such termination occurs.

     7. VOLUNTARY PREPAYMENTS. The Borrower may at any time and from time to time, without penalty or premium, prepay the Note, in whole or in part. Each such prepayment shall be made on at least one (1) Business Day's notice to Bank and shall be in a minimum amount of $100,000 or the unpaid balance on the Note, whichever is less.

     8. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this Agreement, Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note) that:

          (a) PARTNERSHIP EXISTENCE. Borrower is a limited partnership duly formed under the laws of the State of Texas and is duly qualified in all jurisdictions where the failure to qualify could result in a Material Adverse Effect.

          (b) EXISTENCE AND AUTHORITY OF GENERAL PARTNER. CWPLCO, Inc., a Delaware corporation, is the general partner of Borrower, and on behalf of Borrower is duly authorized and empowered to execute and issue the Note; is duly authorized and empowered to execute, deliver and perform the Security Instruments, including this Agreement, to which it is a party and all action on the General Partner's part requisite for the due creation and issuance of the Note and for the due execution, delivery and performance of the Security Instruments, including this Agreement, to which it is a party, has been duly and effectively taken.

          (c) EXISTENCE AND AUTHORITY OF GUARANTORS. CWPLCO, Inc. and Clajon Holding Corporation are each a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions in which they were incorporated and each is duly qualified as a foreign corporation in all jurisdictions wherein the failure to qualify could result in a Material Adverse Affect. Each Guarantor (including Clayton W. Williams, Jr.) has all requisite power and authority to execute and deliver their respective Guaranties, and to perform their obligations under their respective Guaranties.

          (d) BINDING OBLIGATIONS. This Agreement does, and the Note and other Security Instruments upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower, and the Guarantors, respectively, enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors rights generally and subject to availability of equitable remedies).

          (e) NO LEGAL BAR OR RESULTANT LIEN. The Note and the Security Instruments, including this Agreement, do not and will not, to the best of Borrower's and Guarantors' knowledge, violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower or any Guarantor is subject, or result in the creation or imposition of any lien or other encumbrance upon any assets or properties of Borrower or any Guarantor, other than those contemplated by this Agreement, which conflict, violation, creation or imposition is reasonably expected to have a Material Adverse Effect.

          (f) NO CONSENT. The execution, delivery and performance by Borrower of the Note and the Security Instruments, including this Agreement, and the execution and delivery of their respective Guaranties by the Guarantors, does not require the consent or approval of any other person or entity, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

          (g) FINANCIAL CONDITION. The Financial Statement of Borrower dated September 30, 1996, which has been delivered to Bank is complete and correct in all material respects, and fully and accurately reflect in all material respects the financial condition of the Borrower as of the date or dates and for the period or periods stated. No change has since occurred in the condition, financial or otherwise, of Borrower which is reasonably expected to have a Material Adverse Effect, except as disclosed to the Bank in Schedule "2" attached hereto.

          (h) LIABILITIES. Borrower does not have any material (individually or in the aggregate) liability, direct or contingent, except as disclosed to the Bank in the Financial Statements or in Schedule "3" attached hereto. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower which is reasonably expected to have a Material Adverse Effect.

          (i) LITIGATION. Except as disclosed to the Bank in Schedule "4" attached hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower or any Guarantor, threatened against or affecting Borrower or any Guarantor, which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.

          (j) TAXES; GOVERNMENTAL CHARGES. Borrower has filed all tax returns and reports required to be filed and has paid all taxes, assessments fees and other governmental charges levied upon it or its assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could have a Material Adverse Effect, except such as are being contested in good faith by appropriate proceedings and levy and execution thereon have been stayed and continue to be stayed.

          (k) TITLES; ETC. Borrower has good and defensible title to all of the Collateral pledged or mortgaged by it except for defects which are not reasonably expected to have a Material Adverse Effect, free and clear of all liens and other encumbrances, except Permitted Liens; and Borrower and Guarantor, to the best of their knowledge after the exercise of such due diligence as a reasonable person would have done under the same or similar circumstances, have good and defensible title to their other assets and properties (except for (i) undeveloped oil and gas properties, and (ii) defects which are not reasonably expected to have a Material Adverse Effect), free and clear of all liens and encumbrances, except Permitted Liens.

          (l) DEFAULTS. Borrower is not in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower is a party in any respect that is reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing.

          (m) CASUALTIES; TAKING OF PROPERTIES. Since the dates of the latest Financial Statements of Borrower delivered to Bank, neither the business nor the assets or properties of Borrower has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy that would be reasonably expected to have a Material Adverse Effect.

          (n) USE OF PROCEEDS; MARGIN STOCK. The proceeds of the loans hereunder will be used by Borrower primarily for the purpose of investments. A portion of such proceeds will be used by the Borrower for the purpose of providing funds for purchasing or carrying "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which will constitute this transaction a "purpose credit" within the meaning of Regulation U.

          (o) LOCATION OF BUSINESS AND OFFICES. The principal place of business of Borrower is located at Six Desta Drive, Suite 6500, Midland, Texas 79705.

          (p) COMPLIANCE WITH THE LAW. To the best of Borrower's knowledge, neither Borrower nor any Guarantor:

               (i) is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower, or any of its assets or properties are subject; and

               (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;

     which violation or failure is reasonably expected to have a Material Adverse Effect.

          (q) NO MATERIAL MISSTATEMENTS. No information, exhibit or report furnished by Borrower or any Guarantor to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

          (r) LIENS. Except for Permitted Liens, the assets and properties of Borrower are free and clear of all liens and encumbrances;

          (s) ENVIRONMENTAL MATTERS. Except as disclosed on Schedule "5", Borrower has not received notice or otherwise learned of (i) any Environmental Liability which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste into the environment which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (iii) any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower is or may be liable which reasonably could be expected to result in a Material Adverse Effect.

     9.   CONDITIONS OF LENDING.

          (a) The obligation of the Bank to make the initial Advance under the Revolving Loan Commitment shall be subject to the following conditions precedent:

               (i) EXECUTION AND DELIVERY. (A) Borrower shall have executed and delivered to the Bank the Note, the Security Instruments and other required documents and (B) the Guarantors shall each have delivered their respective Guaranties in the form of Exhibit "C" hereto, all in form and substance satisfactory to the Bank;

               (ii) LEGAL OPINION. The Bank shall have received from Borrower's legal counsel a favorable legal opinion in form and substance satisfactory to Bank (i) as to the matters set forth in Subsections 8(a), (b), (c), (d), (e), (f) and (i) hereof, and (ii) as to such other matters as Bank or its counsel may reasonably request;

               (iii) DELIVERY OF COLLATERAL. Borrower shall have delivered certificates representing 600,000 shares of CWEI Common Stock to Bank as Collateral, accompanied by appropriate stock powers.

               (iv) PARTNERSHIP RESOLUTIONS AND INCUMBENCY. The Bank shall have received appropriate partnership resolutions and incumbency certificates for the Borrower;

               (v) CORPORATE RESOLUTIONS AND INCUMBENCY. The Bank shall have received appropriate corporate resolutions and incumbency certificates for each corporate Guarantor;

               (vi) PARTNERSHIP AGREEMENT. The Bank shall have received a copy of the Partnership Agreement, certified to by an appropriate officer of the General Partner as a true and correct copy thereof;

               (vii) PAYMENT OF ORIGINATION FEE. The Bank shall have received payment of the Origination Fee;

               (viii) OTHER DOCUMENTS. The Bank shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Bank or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Bank; and

               (ix) LEGAL MATTERS SATISFACTORY. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for the Bank retained at the expense of Borrower.

          (b) The obligation of the Bank to make any Advance (including the initial Advance) on the Revolving Loan Commitment shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:

               (i) REPRESENTATION AND WARRANTIES. With respect to any Advance, the representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

               (ii) NO EVENT OF DEFAULT. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

               (iii) OTHER DOCUMENTS. The Bank shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Bank or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Bank; and

               (iv) LEGAL MATTERS SATISFACTORY. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for the Bank retained at the expense of Borrower.

     10.  AFFIRMATIVE COVENANTS.  A deviation from the provisions of this
Section 10 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by the Bank. Without the prior written consent of the Bank, Borrower will at all times comply with the covenants contained in this Section 10 from the date hereof and for so long as any part of the Revolving Loan Commitment is in existence.

          (a) FINANCIAL STATEMENTS AND REPORTS. Borrower shall promptly furnish to the Bank from time to time upon request such information regarding the business and affairs and financial condition of the Borrower, as the Bank may reasonably request, and will furnish to the Bank:

               (i) ANNUAL FINANCIAL STATEMENTS - as soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year, the annual Financial Statements of Borrower and each Guarantor;

               (ii) QUARTERLY FINANCIAL STATEMENTS - as soon as available, and in any event within sixty (60) days after the end of each calendar quarter of each year (except the last calendar quarter in any fiscal year), the quarterly unaudited Financial Statements of Borrower, General Partner and Clajon Holding Corporation;

               (iii) ADDITIONAL INFORMATION - promptly upon request of the Bank from time to time any additional financial information or other information that the Bank may reasonably request.

     All such information, reports, balance sheets and Financial Statements referred to in Subsection 10(a) above shall be in such detail as the Bank may reasonably request and shall be prepared in a manner consistent with prior periods.

          (b) CERTIFICATES OF COMPLIANCE. Concurrently with the furnishing of the annual Financial Statements pursuant to Section 10(a)(i) hereof and each of the quarterly Financial Statements pursuant to Section 10(a)(ii) hereof, Borrower and each Guarantor will furnish or cause to be furnished to the Bank separate certificates in the form of Exhibit "D" attached hereto, signed by an authorized officer of the General Partner of Borrower or by an authorized officer of the corporate Guarantors or by the individual Guarantor, as the case may be, (i) stating that the Borrower or such Guarantor, as the case may be, has fulfilled in all material respects its obligations under the Note and the Security Instruments, including this Agreement, and that all representations and warranties made herein and therein by such party continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if an Event of Default has occurred, specifying the Event of Default and the nature and status thereof; (ii) to the extent requested from time to time by the Bank, specifically affirming compliance of the Borrower or a Guarantor, as the case may be, in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of Borrower's ratio of Collateral Value to Total Outstandings; and (iv) containing or accompanied by such financial or other details, information and material as the Bank may reasonably request to evidence such compliance.

          (c) TAXES AND OTHER LIENS. The Borrower and each Guarantor will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower or upon the income or any assets or property of the Borrower and each Guarantor as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of Borrower and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that Borrower and the Guarantors shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed.

          (d) COMPLIANCE WITH LAWS. Borrower and each Guarantor will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign.

          (e) FURTHER ASSURANCES. Borrower will cure promptly any defects in the creation and issuance of the Note and Borrower and the Guarantors will cure any defect in the execution and delivery of the Note and the Security Instrument, including this Agreement. Borrower at its sole expense will promptly execute and deliver to Bank upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Note or more fully to state the obligations set out herein.

          (f) PERFORMANCE OF OBLIGATIONS. Borrower will pay the Note and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower and each Guarantor will do and perform every act and discharge all of the obligations provided to be performed and discharged by Borrower under the Security Instrument, including this Agreement, at the time or times and in the manner specified.

          (g) INSURANCE. Borrower and each Guarantor now maintains and will continue to maintain insurance with financially sound and reputable insurers with respect to its material assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of persons similarly situated. Upon request of the Bank, Borrower will furnish or cause to be furnished to the Bank from time to time a summary of the respective insurance coverage of Borrower and each Guarantor in form and substance satisfactory to the Bank, and, if requested, will furnish the Bank copies of the applicable policies.

          (h) ACCOUNTS AND RECORDS. Borrower and each Guarantor will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years.

          (i) RIGHT OF INSPECTION. Borrower and each Guarantor will permit any officer, employee or agent of the Bank to examine Borrower's and each Guarantor's books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Bank may reasonably request. The Bank will keep all such information confidential and will not without prior written consent disclose or reveal the information or any part thereof to any person other than the Bank's officers, employees, legal counsel, regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required by law or in connection with the enforcement of the Bank's rights and remedies and this Agreement, the Note and the Security Instruments.

          (j) NOTICE OF CERTAIN EVENTS. Borrower shall promptly notify the Bank if Borrower learns of the occurrence of (i) any event which constitutes an Event of Default together with a detailed statement by Borrower of the steps being taken to cure the Event of Default; or (ii) any legal, judicial or regulatory proceedings affecting the Borrower, or any of the assets or properties of the Borrower which, if adversely determined, could have a Material Adverse Effect; or (iii) any dispute between the Borrower and any governmental or regulatory body or any other person or entity which, if adversely determined, could cause a Material Adverse Effect; or (iv) any other matter which in Borrower's reasonable opinion could have a Material Adverse Effect.

          (k) CHANGE OF PRINCIPAL PLACE OF BUSINESS. Borrower shall give Bank at least thirty (30) days prior written notice of its intention to move its principal residence from the address set forth in Section 8(o) hereof;

          (l) ENVIRONMENTAL REPORTS AND NOTICES. Borrower will deliver to the Bank (i) promptly upon its becoming available, one copy of each report sent by the Borrower to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon Borrower's learning that it has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect;
     (y) the release or threatened release of any toxic or hazardous waste into the environment which is reasonably expected to have a Material Adverse Effect or which release Borrower would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of the Borrower, and Borrower shall immediately deliver a copy of any such notice to Bank;

          (m) TITLE MATTERS. As to any oil and gas properties hereinafter mortgaged to Bank by Borrower pursuant to the provisions of Section 12(h) hereof Borrower will promptly (but in no event more than 120 days following such pledges, furnish Bank with title opinions reasonably satisfactory to Bank, showing good and defensible title of the Borrower to such oil and gas properties subject only to Permitted Liens.

     11.  NEGATIVE COVENANTS.  A deviation from the provisions of this
Section 11 shall not constitute an Event of Default under this Agreement if such deviation is consented to in writing by the Bank. Without the prior written consent of the Bank, Borrower will at all times comply with the covenants contained in this Section 11 from the date hereof and for so long as any part of the Revolving Loan Commitment is in existence.

          (a) LIENS. Borrower will not create, incur, assume or permit to exist any lien, security interest or other encumbrance on any of its assets or properties except for Permitted Liens.

          (b) MERGERS AND CONSOLIDATIONS. Neither Borrower nor any Guarantor will consolidate or merge with or into any other Person, except that the Borrower and the Guarantors may merge with another Person if the Borrower or such Guarantor is the entity surviving such merger, and if, after giving effect thereto, no Event of Default shall have occurred as a result thereof.

          (c) DISTRIBUTIONS. Borrower will not declare or pay any distribution to its partners as such if an Event of Default shall have occurred and be continuing or would occur as a result thereof.

          (d) LOANS AND ADVANCES. Borrower shall not make or allow to remain outstanding any loans or advances to any Person or entity, except the foregoing restrictions shall not apply to loans or advances to Affiliates of Borrower; provided, however, that no such loans or advances to Affiliates shall be made if an Event of Default shall have occurred and be continuing or would occur as a result thereof.

          (e) DEBTS, GUARANTIES AND OTHER OBLIGATIONS. Borrower will not incur, create, assume or in any manner become or be liable in respect of any indebtedness, nor will the Borrower guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity, whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:

               (i) the Note, or other indebtedness of Borrower heretofore disclosed to Bank on Schedule "3" hereto;

               (ii) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if levy and execution thereon have been stayed and continue to be stayed;

               (iii) unsecured intercompany indebtedness owed by Borrower to any of its Affiliates; or

               (iv) renewals and extensions of any or all of the foregoing.

          (f) SALE OF ASSETS. Borrower will not sell, transfer or otherwise dispose of any of its unpledged CWEI Common Stock or any of its oil, gas and mineral properties and interests without the prior written consent of the Bank other than (i) sales of oil and gas production in the ordinary course of business, and (ii) sales or other dispositions of obsolete equipment which are no longer need for the ordinary business of Borrower or which are being replaced by equipment of at least comparable value and utility. If and as any of such Collateral or other properties and interests are sold, conveyed or assigned during the term of the Revolving Loan Commitment, Borrower will pay over 100% of the proceeds received net of any superior lien indebtedness or taxes related thereto.

          (g) TRANSACTIONS WITH AFFILIATES. The Borrower will not enter into any transaction with any of its Affiliates, except transactions upon terms no less favorable to it than would be obtained in a transaction negotiated at arm's length with a unrelated third party.

          (h) COMPLIANCE WITH REGULATION. Neither Borrower nor any person acting on Borrower's behalf has taken nor will they take any action which might cause this Agreement or any other Loan Document to violate, and Borrower will take all actions necessary to cause compliance with, Regulations G, T, U and X of the Board of the Governors of the Federal Reserve System and the Securities and Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

          (i) AMENDMENT OF PARTNERSHIP AGREEMENT. Borrower shall not permit any amendment to, or other alteration of, the Partnership Agreement.

     12. EVENTS OF DEFAULT. Any one or more of the following events shall be considered an "Event of Default" as that term is used herein:

          (a) Borrower shall fail to pay when due or declared due the principal of, and the interest on, the Note or any fee or any other indebtedness of Borrower incurred pursuant to this Agreement or any other Security Instrument; or

          (b) Any representation or warranty made by Borrower or any Guarantor under this Agreement, or in any certificate or statement furnished or made to Bank pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including Financial Statements), certificate, report or other data furnished or to be furnished or made by Borrower or any Guarantor under any Security Instrument, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

          (c) Default shall be made in the due observance or performance of any of the covenants or agreements of the Borrower contained in the Security Instruments, including this Agreement (excluding covenants contained in Section 11 of the Agreement for which there is a ten (10) day cure period), and such default shall continue for more than thirty (30) days after written notice thereof from Bank to Borrower; or

          (d) Default shall be made in respect of any obligation for borrowed money, other than the Note, for which the Borrower or any Guarantor is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other security interest, lien, charge or encumbrance with respect thereto, on any asset or property of the Borrower or in respect of any agreement relating to any such obligations, and such default shall continue beyond the applicable grace period, if any; or

          (e) Either Borrower or any Guarantor or Clayton Williams Energy, Inc. shall commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action or authorizing the foregoing; or

          (f) An involuntary case or other proceeding, shall be commenced against the Borrower, any Guarantor or Clayton Williams Energy, Inc. seeking liquidation, reorganization or other relief with respect to any such party or them, under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief shall be entered against the Borrower, any Guarantor or Clayton Williams Energy, Inc. under the federal bankruptcy laws as now or hereinafter in effect; or

          (g) A final judgment or order for the payment of money in excess of $100,000.00 (or judgments or orders aggregating in excess of $100,000.00) shall be rendered against the Borrower and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or

          (h) The Collateral Value of the Collateral is at any time less than 200% of the Total Outstandings and such deficiency shall continue for more than ten (10) days after notice thereof from Bank to Borrower, unless the Borrower shall within such ten (10) day notice period either (i) prepay, without premium or penalty, the principal amount of the Note in an amount at least equal to such excess plus interest thereon to the date of such prepayment, or (ii) pledge additional CWEI Common Stock with a value satisfactory to Bank in its sole discretion in order to increase the Borrowing Base by an amount at least equal to such excess (provided, however, that the total number of shares of CWEI Common Stock pledged to the Bank shall never exceed the lesser of (A) 700,000 shares or (B) 9.99% of the issued and outstanding shares of such stock), or (iii) notify the Bank of Borrower's intention to mortgage oil and gas properties or other assets to cure such liens and receive from Bank, within such ten (10) day notice period, the Bank's acceptance of the mortgaging of any oil and gas properties proposed to be mortgaged, said consent to be to the mortgaging thereof as well as to the value and quality of the oil and gas properties proposed to be mortgaged and shall be in the sole discretion of the Bank, and thereafter within thirty (30) days of such approval, by instruments satisfactory in form and substance to Bank, provide the Bank with a first and prior Lien (to the satisfaction of the Bank) on such oil, gas and mineral properties and interests (provided, however, that notwithstanding any of the foregoing, in the event the Collateral Value of the Collateral is ever less than 125% of the principal amount outstanding on the Note, the Bank shall not be required to give such ten (10) days' notice, but may immediately sell the Collateral and apply the proceeds thereof in accordance with the provisions of the Security Instruments); or

          (i)  A Change of Control shall occur.

     Upon occurrence of any Event of Default specified in Subsections 12(e) or
(f) hereof, the Revolving Loan Commitment shall terminate and the entire principal amount due under the Note and all interest then accrued thereon, and any other liabilities of Borrower hereunder, shall become immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by Borrower. In any other Event of Default, the Bank may by notice to Borrower terminate the Revolving Loan Commitment and declare the principal of, and all interest then accrued on, the Note and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding. Nothing contained in this Section 12 shall be construed to limit or amend in any way the Events of Default enumerated in the Note, or any other document executed in connection with the transaction contemplated herein.

     Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by either of the Bank to or for the credit or the account of the Borrower against any and all of the indebtedness of the Borrower under the Note and the Security Instrument, including this Agreement, irrespective of whether or not the Bank shall have made any demand under the Security Instrument, including this Agreement or the Note and although such indebtedness may be unmatured. Any amount set-off by the Bank shall be applied against the indebtedness owed the Bank by Borrower pursuant to this Agreement and the Note. The Bank agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 12 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have. Within five (5) Business Days after any such set-off or appropriation by the Bank, the Bank shall give Borrower written notice thereof. However, a failure to give such notice will not affect the validity of the set-off or appropriation.

     13. EXERCISE OF RIGHTS. No failure to exercise, and no delay in exercising, on the part of the Bank, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Bank hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of the Security Agreement, including this Agreement, or the Note nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.

     14. NOTICES. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be given in writing (which may be by facsimile transmission) and must be personally delivered or mailed by prepaid certified or registered mail to the party to whom such notice or communication is directed at the address of such party as follows: (a) BORROWER: CLAYTON WILLIAMS PARTNERSHIP,LTD., c/o CWPLCO, Inc., its general partner, Six Desta Drive, Suite 6500, Midland, Texas 79705; Attention: L. Paul Latham, Vice President; Facsimile No. (915) 688-3247;
(b) BANK: BANK ONE, TEXAS, N.A., 1717 Main Street, Dallas, Texas 75201, Facsimile No. (214) 290-2627, Attention: Reed V. Thompson, Vice President. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid or, if mailed, on the fifth day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Section 14.

     15. EXPENSES. The Borrower shall pay (i) all reasonable and necessary out-of- pocket expenses of the Bank, including reasonable fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any default or Event of Default or alleged default or Event of Default hereunder,
(ii) all reasonable and necessary out-of-pocket expenses of the Bank, including reasonable fees and disbursements of special counsel for the Bank in connection with the preparation of any participation agreement for a participant or participants requested by Borrower or any amendment thereof and (iii) if a default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such default and Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, document taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

     16. INDEMNITY. The Borrower agree to indemnify and hold harmless the Bank and its respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Bank, including all local counsel hired by such counsel) ("Claim") incurred by the Bank in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or their agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence; provided, however, such indemnity shall not apply to a violation by Bank of any state or federal securities law. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loan and the payment of all indebtedness of the Borrower to the Bank hereunder and under the Note, provided that the Borrower shall have no obligation under this Section 16 to the Bank with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Bank. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrower of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrower's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrower may at their own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party.

     THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION 16 TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIM.

     17.  GOVERNING LAW.  THIS AGREEMENT IS BEING EXECUTED AND
DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DALLAS, TEXAS, AND THE SUBSTANTIVE LAWS OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.

     18. INVALID PROVISIONS. If any provision of this Agreement is held to be legal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such legal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the legal, invalid or unenforceable provision or by its severance from this Agreement.

     19. MAXIMUM INTEREST RATE. Regardless of any provisions contained in this Agreement or in any other documents and instruments referred to herein, the Bank shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Note any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and in the event the Bank ever receives, collects or applies as interest any such excess, or if acceleration of the maturities of the Note or if any prepayment by Borrower results in Borrower having paid any interest in excess of the maximum rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note for which such excess was received, collected or applied, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to Borrower. All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of the indebtedness evidenced by the Note and/or this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the maximum lawful rate permitted under applicable law. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum rate of interest permitted by law, Borrower and the Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Note at the maximum lawful rate under applicable law.

     20. AMENDMENTS. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.

     21. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.

     22. CONFLICT. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Security Instruments, the terms or provisions contained in this Agreement shall be controlling.

     23. SURVIVAL. All covenants, agreements, undertakings, representations and warranties made in the Security Instrument, including this Agreement, the Note or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any party.

     24. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that Borrower may not, without the prior written consent of the Bank, assign any rights, powers, duties or obligations hereunder.

     25. PARTICIPATIONS. The Bank shall have the right at any time and from time to time, with the consent of the Borrower, to sell one or more participations in the Note or any Advance thereunder. Provided, however, that no such consent shall be required to sell or assign a participation to a bank or other entity wholly or substantially by Bank or its parent company. To the extent of any such participation the provisions of this Agreement shall inure to the benefit of, and be binding on, each participant, including, but not limited to, any indemnity from Borrower to the Bank. The Borrower shall have no obligation or liability to and no obligation to negotiate or confer with any participant, and Borrower shall be entitled to treat the Bank as the sole owners of the Note without regard to notice or actual knowledge of any such participation Upon the occurrence of a default or an Event of Default, each participant will have and is hereby granted the right to setoff against and to appropriate and apply from time to time, without prior notice to the Borrower or any other party, any such notice being hereby expressly Waived) any and all deposits (general or special or other indebtedness or claims, direct or indirect contingent or otherwise), at any time held or owing by the participant to or for the credit or account of Borrower against the payment of the note and any other obligations of the Borrower hereunder, provided, however, none of the rights granted in this
Section 25 shall apply to any deposits held by any participant constituting trust funds and so identified to such participant at the time the applicable deposit account is created Within five (5) Business Days after such setoff or appropriation by a participant, that participant shall give Borrower and Bank written notice thereof. However, a failure to give such notice will not affect the validity of this setoff or appropriation.

     26. OTHER AGREEMENTS. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   BORROWER:

                                   CLAYTON WILLIAMS PARTNERSHIP, LTD.
                                   a Texas limited partnership

                                   By:  CWPLCO, Inc., its general partner



                                        By: /s/ L. PAUL LATHAM
                                           _____________________________________
                                                L. Paul Latham, Vice President

                                   BANK:

                                   BANK ONE, TEXAS, N.A.
                                   a national banking association



                                   By: /s/ REED V. THOMPSON
                                      __________________________________________
                                           Reed V. Thompson, Vice President